EXHIBIT 23.1




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Avitar, Inc.
Canton, MA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements filed on Forms S-3 and S-8 of our report dated December 5, 2003, except for Note 17 for which the date is December 16, 2003, relating to the consolidated financial statements of Avitar, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2003. Our report contains an explanatory paragraph regarding uncertainties as to the Company's ability to continue in business.


BDO Seidman, LLP

/s/ BDO Seidman

Boston, MA
January 13, 2004